As filed with the Securities and Exchange Commission on May 22, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

PHH CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	52-0551284
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

3000 Leadenhall Road Mt. Laurel, New Jersey	08054
(Address of principal executive offices)	(Zip Code)

PHH CORPORATION 2014 EQUITY AND INCENTIVE PLAN

(Full title of plan)

William F. Brown, Esq.

Senior Vice President, General Counsel and

Secretary

PHH Corporation

3000 Leadenhall Road

Mt. Laurel, New Jersey 08054

(856) 917-1744

(Name, address and telephone number of agent for service)

Copy to:

Andrew S. Rodman, Esq.

Bryan Cave LLP

1290 Avenue of the Americas

New York, New York 10104

(212) 541-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value $0.01 per share	9,591,435	(3)	$21.505	$206,263,809.68	$26,566.78

(1)         Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.

(2)         Calculated pursuant to Rule 457(c) and (h). Based upon the average of the high and low prices for PHH Corporation’s common stock on the New York Stock Exchange on May 19, 2014.

(3)         Represents (i) 3,500,000 shares of Common Stock initially reserved for issuance under the PHH Corporation 2014 Equity and Incentive Plan (the “Plan”), (ii) 2,873,992 shares of Common Stock that remained available for issuance under the PHH Corporation Amended and Restated 2005 Equity and Incentive Plan (“Prior Plan”) at the time of effectiveness of the Plan that were not subject to outstanding awards, and (iii) 3,217,443 shares of Common Stock that were subject to outstanding awards under the Prior Plan that could potentially be added to the number of shares reserved under the Plan in connection with forfeitures or surrenders of outstanding awards under the Prior Plan, cash settlements of such awards or other termination of such awards without issuance of some or all of the shares subject to such awards.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by PHH Corporation (the “Registrant”) with the Securities and Exchange Commission, are incorporated by reference herein and shall be deemed to be part of this Registration Statement:

1.              Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on February 26, 2014;

2.              Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014, filed on May 8, 2014;

3.              Current Reports on Form 8-K filed with the SEC on March 12, 2014, March 25, 2014, March 27, 2014, April 2, 2014 and April 10, 2014; and

4.              The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A filed on January 18, 2005, as supplemented by the second Form 8-K filed with the SEC on June 2, 2010.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended,  prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents, except that the portion of any Current Report on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof shall not be incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The General Corporation Law of the State of Maryland (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. As further described below, the Registrant’s Articles of Amendment and Restatement, as amended (the “Charter”), contains such a provision that eliminates personal liability for money damages to the fullest extent permitted by law.

The MGCL requires a corporation (unless its charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•                  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•                  the director or officer actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, however, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•                  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•                  a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Pursuant to Article EIGHTH, Section (a)(5) of the Charter, directors and officers of the Registrant are indemnified as follows:

The Corporation shall indemnify (A) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the MGCL now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s By-Laws and be permitted by applicable law.  The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

Generally, in accordance with the Registrant’s Amended and Restated By-Laws, as amended (the “By-Laws”), a director or officer entitled to seek indemnification must deliver a written request to the Registrant and comply with the other indemnification procedures contained in the By-Laws.

As permitted by the MGCL, Article EIGHTH, Section (a)(6) of the Charter limits the monetary liability of its directors and officers to the Registrant and its stockholders to the maximum extent permitted by Maryland law in effect from time to time. Article EIGHTH, Section (a)(6) of the Registrant’s Charter provides as follows:

To the fullest extent permitted by applicable law, as amended or interpreted, no current or former director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to directors and officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.

The Registrant has entered into indemnification agreements with its directors and certain of its executive officers pursuant to which the Registrant has agreed, subject to certain exceptions, to indemnify and advance expenses and costs incurred by each director and each such officer in connection with any claims, suits or proceedings arising as a result of his or her service as a director or officer, to the maximum extent permitted by law, including third-party claims and proceedings brought by or in right of the Company.

As permitted in accordance with Section 2-418(k) of the MGCL, the Registrant maintains a directors and officers liability insurance policy providing insurance for the directors and officers of the Registrant against certain liabilities asserted against them or incurred by them, including liabilities under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated herein by reference.

Exhibit No.	Description of Exhibit
4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed February 1, 2005).

4.2	Articles Supplementary dated March 27, 2008 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on March 27, 2008).

4.3	Articles of Amendment dated June 12, 2009 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on June 16, 2009).

4.4	Articles of Amendment dated June 12, 2013 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on June 18, 2013).

4.5	Amended and Restated By-Laws (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on November 1, 2011).

4.6	First Amendment to the Amended and Restated By-Laws, effective June 12, 2013 (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed on June 18, 2013).

4.7	Second Amendment to the Amended and Restated By-Laws, effective December 5, 2013 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on December 11, 2013).

4.8	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004 filed on March 15, 2005).

5.1	Opinion of DLA Piper LLP

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of DLA Piper LLP (included in Exhibit 5.1).

24	Power of Attorney (set forth on signature page hereto).

99.1	PHH Corporation 2014 Equity and Incentive Plan (incorporated by reference to Appendix A of the Registrant’s Definitive Proxy Statement filed April 23, 2014).

Item 9. Undertakings.

(a)         The undersigned registrant hereby undertakes:

1.              To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.                  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.               to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.            to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

2.              That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.              To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mt. Laurel, State of New Jersey, on May 22, 2014.

PHH CORPORATION

By	/s/ Glen A. Messina
Glen A. Messina
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Glen A. Messina, Robert B. Crowl, Michael R. Bogansky and William F. Brown, and each of them, the undersigned’s true and lawful attorneys-in-fact and agents for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 with respect to the PHH Corporation 2014 Equity and Incentive Plan, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Glen A. Messina	President and Chief Executive Officer and	May 22, 2014
Glen A. Messina	Director (Principal Executive Officer)

/s/ Robert B. Crowl	Executive Vice President and Chief Financial	May 22, 2014
Robert B. Crowl	Officer (Principal Financial Officer)

/s/ Michael R. Bogansky	Senior Vice President, Controller	May 22, 2014
Michael R. Bogansky	(Principal Accounting Officer)

/s/ Jane D. Carlin	Director	May 22, 2014
Jane D. Carlin

/s/ James O. Egan	Director	May 22, 2014
James O. Egan

/s/ Thomas P. Gibbons	Director	May 22, 2014
Thomas P. Gibbons

/s/ Allan Z. Loren	Director	May 22, 2014
Allan Z. Loren

/s/ Gregory J. Parseghian	Director	May 22, 2014
Gregory J. Parseghian

/s/ Charles P. Pizzi	Director	May 22, 2014
Charles P. Pizzi

/s/ Deborah M. Reif	Director	May 22, 2014
Deborah M. Reif

/s/ Carroll R. Wetzel, Jr.	Director	May 22, 2014
Carroll R. Wetzel, Jr.

EXHIBITS

Exhibit No.	Description of Exhibit
4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed February 1, 2005).

4.2	Articles Supplementary dated March 27, 2008 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on March 27, 2008).

4.3	Articles of Amendment dated June 12, 2009 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on June 16, 2009).

4.4	Articles of Amendment dated June 12, 2013 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on June 18, 2013).

4.5	Amended and Restated By-Laws (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on November 1, 2011).

4.6	First Amendment to the Amended and Restated By-Laws, effective June 12, 2013 (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed on June 18, 2013).

4.7	Second Amendment to the Amended and Restated By-Laws, effective December 5, 2013 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on December 11, 2013).

4.8	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004 filed on March 15, 2005).

5.1	Opinion of DLA Piper LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of DLA Piper LLP (included in Exhibit 5.1).

24	Power of Attorney (set forth on signature page hereto).

99.1	PHH Corporation 2014 Equity and Incentive Plan (incorporated by reference to Appendix A of the Registrant’s Definitive Proxy Statement filed April 23, 2014).